Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Introduction
On March 24, 2024, Global Business Travel Group, Inc. (“GBTG”, and together with its consolidated subsidiaries, the "Company") entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with CWT Holdings, LLC, a Delaware limited liability company (“CWT”). On September 2, 2025 (the “Closing Date”), GBTG completed the acquisition of CWT (the “Merger”) in accordance with the terms of the Merger Agreement.
The Company is providing the following unaudited pro forma condensed consolidated financial information to aid you in your analysis of the financial aspects of the CWT acquisition and related transactions. The following unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The unaudited pro forma condensed consolidated balance sheet as of June 30, 2025 combines the historical balance sheets of the Company and CWT on a pro forma basis as if the CWT acquisition, and related transactions, summarized below, had been consummated on June 30, 2025.
The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2024, and for the six months ended June 30, 2025, combines the historical statements of operations of the Company and CWT on a pro forma basis as if the CWT acquisition and related transactions, summarized below, had been consummated on January 1, 2024.
A summary of the CWT acquisition and related transactions is as follows:
•On the Closing Date, the Company acquired CWT, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, the Company acquired all the outstanding equity of CWT.
•CWT, prior to its acquisition by GBTG, finalized a Business Restructuring (as defined in the Merger Agreement). The unaudited pro forma condensed consolidated financial statements have been prepared to give effect to this disposition.
The unaudited pro forma condensed consolidated financial information does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Merger and related transaction taken place on the dates indicated, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed consolidated financial information is based on and should be read in conjunction with (i) the Company’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (“SEC”) on March 7, 2025, (ii) the Company’s unaudited consolidated financial statements and the related notes thereto as of and for the three and six months ended June 30, 2025 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, as filed with the SEC on August 5, 2025, (iii) CWT’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2024, filed herewith as Exhibit 99.1 and (iv) CWT’s unaudited consolidated financial statements and the related notes thereto as of and for the six months ended June 30, 2025, filed herewith as Exhibit 99.2. Please also see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.
The unaudited pro forma condensed consolidated balance sheet and statements of operations have been prepared to illustrate the effect of the Merger and related transaction. The pro forma statements have been prepared in accordance with Article 11 of Regulation S-X and are for informational purposes only and are subject to a number of uncertainties and assumptions as described in the accompanying notes. The unaudited pro forma condensed consolidated financial information reflects transaction-related adjustments management believes are necessary to present fairly (i) the pro forma financial position following the closing of the Merger and related transaction and (ii) the pro forma results of operations following the closing of the Merger and related transaction as of and for the periods indicated. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report the

Exhibit 99.3
Company’s (i) financial condition as if the Merger and related transaction were completed as of the period indicated and (ii) results of operations as if the Merger and related transaction were completed for the periods indicated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger and related transaction contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2025

(in $ millions, except share and per share data)	Company	CWT	Reclassification and Accounting Policy Adjustments	Note	Transaction Accounting Adjustments	Note	Other Transaction Adjustments	Note	Pro Forma Total
Assets
Current assets:
Cash and cash equivalents	$601	$47	$-		$(196)	4(a)	$-		$447
					(5)	4(k)
Accounts receivable, net	722	267	(16)	2(a)	(5)	4(k)	(4)	6(a)	964
Due from affiliates	59	-	-		-		-		59
Prepaid expenses and other current assets	135	64	(6)	2(b)	(4)	4(k)	(2)	6(a)	187
			(16)	2(c)
			16	2(a)
Held for sale assets	-	-	-		16	4(k)	-		16
Total current assets	1,517	378	(22)		(194)		(6)		1,673

Property and equipment, net	238	73	-		(14)	4(b)	-		305
					8	4(m)
Equity method investments/Investment in unconsolidated affiliates	14	13	-		28	4(c)	-		55
Goodwill	1,250	-	-		298	4(d)	-		1,548
Other intangible assets, net	465	575	-		(265)	4(e)	-		775
Operating lease right-of-use assets	55	-	22	2(d)	(1)	4(k)	-		76
Deferred tax assets	274	-	-		(1)	4(k)	-		273
Other noncurrent assets	58	67	6	2(b)	-		-		125
			(22)	2(d)
			16	2(c)
Total assets	$3,871	$1,106	$-		$(141)		$(6)		$4,830

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$353	$286	$(34)	2(e)	(35)	4(g)	(4)	6(a)	$536
			(25)	2(f)	(5)	4(k)
Due to affiliates	16	-	15	2(m)	-		-		31
Accrued expenses and other current liabilities	512	121	6	2(g)	3	4(h)	(7)	6(a)	699
			34	2(e)	11	4(l)	3	6(c)
			19	2(h)	(7)	4(k)	1	6 (b)
			12	2(i)
			(9)	2(j)
Current portion of operating lease liabilities	15	-	9	2(j)	-		-		24
Current portion of long-term debt	19	22	(15)	2(m)	-		-		26
Income taxes payable	-	6	(6)	2(g)	-		-		-
Held for sale liabilities	-	-	-		15	4(k)	-		15
Total current liabilities	915	435	6		(18)		(7)		1,331

Long-term non-current debt, net of unamortized debt discount and debt issuance costs	1,362	488	-		(483)	4(i)	-		1,367
Deferred tax liabilities	37	58	-		(26)	4(f)	(4)	6(a)	63
					(2)	4(k)
Pension liabilities	163	-	26	2(k)	(1)	4(k)	(2)	6(a)	186

Exhibit 99.3

(in $ millions, except share and per share data)	Company	CWT	Reclassification and Accounting Policy Adjustments	Note	Transaction Accounting Adjustments	Note	Other Transaction Adjustments	Note	Pro Forma Total
Long-term operating lease liabilities	58	-	14	2(l)	-		-		72
Earnout liability	27	-	-		-		-		27
Other non-current liabilities	102	87	25	2(f)	8	4(m)	33	6(b)	184
			(19)	2(h)
			(12)	2(i)
			(26)	2(k)
			(14)	2(l)
Total liabilities	$2,664	$1,068	$-	$(522)			$20		$3,230

Shareholders’ equity
Preferred units	-	41	-		(41)	4(j)	-		-
Class A common stock	-	31	-		(31)	4(j)	-		-
Class B common stock	-	14	-		(14)	4(j)	-		-
Additional paid-in capital	2,829	-	-		408	3	-		3,237
Accumulated deficit	(1,487)	(47)	-		47	4(j)	(3)	6(c)	(1,501)
			-		(11)	4(l)
Accumulated other comprehensive loss	(86)	-	-		-		-		(86)
Treasury shares, at cost	(56)	-	-		-		-		(56)
Total equity of Company's shareholders	$1,200	$39	$-		$358		$(3)		$1,594
Equity attributable to non-controlling interest in subsidiaries	7	(1)	-		-		-		6
Total shareholders' equity	$1,207	$38	$-		$358		$(3)		$1,600
Total liabilities and shareholders' equity	$3,871	$1,106	$-		$(164)		$17		$4,830

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the six months ended June 30, 2025

(in $ millions, except share and per share data)	Company	CWT	Reclassification and Accounting Policy Adjustments	Note	Transaction Accounting Adjustments	Note	Other Transaction Adjustment	Note	Pro Forma Total
Revenue	$1,252	$354	$(7)	2(n)	$(5)	5(d)	$(8)	6(a)	$1,586
Cost and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	473	213	(7)	2(n)	(5)	5(d)	(10)	6(a)	664
Sales and marketing	214	40	-		-		-		254
Technology and content	240	59	-		-		-		299
General and administrative	137	42	-		-		-		179
Restructuring charges	16	21	-		-		-		37
Depreciation and amortization	83	45	-		(21)	5(a)	-		107
Total operating expenses	1,163	420	(7)		(26)		(10)		1,540
Operating income (loss)	89	(66)	-		21		2		46
Interest income	4	-	-		-		-		4
Interest expense	(47)	(17)	-		16	5(b)	-		(48)
Loss on early extinguishment of debt	(2)	-	-		-		-		(2)
Change in fair value of earnout liability	106	-	-		-		-		106
Other (loss) / income, net	(20)	32	-		-		-		12
Income / (loss) before income taxes and share of income from equity method investments	130	(51)	-		37		2		118
(Provision for)/benefit from income taxes	(42)	9	-		(8)	5(c)	-		(41)
Share of income from equity method investments	2	2	-		-		-		4
Net income/(loss) from continuing operations	$90	$(40)	$-		$29		$2		$81
Loss from discontinued operations, net of tax	-	-	-		-		-		-
Net income/(loss)	90	(40)	-		29		2		81
Net (income)/loss attributable to noncontrolling interests in subsidiaries	(2)	1	-		-		-		(1)
Net income/(loss) attributable to the Company	$88	$(39)	$-		$29		$2		$80

Basic income per share attributable to the Company's Class A common stockholders	0.19								0.16
Weighted average number of common stock outstanding – Basic	468,285,384				50,357,742	5(f)			518,643,126
Diluted income per share attributable to the Company's Class A common stockholders	0.19								0.15
Weighted average number of common stock outstanding – Diluted	476,221,182				50,357,742	5(f)			526,578,924

See accompanying notes to the unaudited pro forma condensed consolidated financial information

Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2024

(in $ millions, except share and per share data)	Company	CWT	Reclassification and Accounting Policy Adjustments	Note	Transaction Accounting Adjustments	Note	Other Transaction Adjustment	Note	Pro Forma Total
Revenue	$2,423	$810	$(17)	2(n)	$(11)	5(d)	$(16)	6(a)	$3,189
Cost and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	967	444	(17)	2(n)	(11)	5(d)	(24)	6(a)	1,359
Sales and marketing	400	86	-		-		-		486
Technology and content	442	120	-		-		-		562
General and administrative	308	95	-		11	5(e)	-		414
Restructuring charges	13	61	-		-		3	6(c)	77
Depreciation and amortization	178	119	-		(68)	5(a)	-		229
Total operating expenses	2,308	925	(17)		(68)		(21)		3,127
Operating income	115	(115)	-		57		5		62
Interest income	6	-	-		-		-		6
Interest expense	(115)	(30)	-		29	5(b)	-		(116)
Loss on early extinguishment of debt	(38)	-	-		-		-		(38)
Change in fair value of earnout liability	(56)	-	-		-		-		(56)
Other income/(loss), net	17	(20)	-		2	5(d)	-		(1)
(Loss)/income before income taxes and share of income from equity method investments	(71)	(165)	-		88		5		(143)
(Provision for)/benefit from income taxes	(66)	7	-		(19)	5(c)	(1)	5(c)	(79)
Share of income from equity method investments	3	4	-		-		-		7
Net (loss)/income from continuing operations	$(134)	$(154)	$-		$69		$4		$(215)
Loss from discontinued operations, net of tax	-	-	-		(2)	5(d)	-		(2)
Net (loss) / income	(134)	(154)	-		67		4		(217)
Net loss / (income) attributable to noncontrolling interests in subsidiaries	4	(2)	-		-		-		2
Net (loss) / income attributable to the Company	$(138)	$(152)	$-		$67		$4		$(219)

Basic loss per share attributable to the Company's Class A common stockholders	(0.30)								(0.42)
Weighted average number of common stock outstanding – Basic	462,695,229				50,357,742	5(f)			513,052,971
Diluted loss per share attributable to the Company's Class A common stockholders	(0.30)								(0.42)
Weighted average number of common stock outstanding – Diluted	462,695,229				50,357,742	5(f)			513,052,971

See accompanying notes to the unaudited pro forma condensed consolidated financial information

Exhibit 99.3
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.Basis of Presentation

The unaudited pro forma condensed consolidated financial information is prepared in accordance with Article 11 of Regulation S-X. The historical information of the Company and CWT is presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2025 is prepared using the historical unaudited consolidated balance sheet of the Company as of June 30, 2025 and the historical unaudited consolidated balance sheet of CWT as of June 30, 2025 giving effect to (i) the Merger as if it had been completed on June 30, 2025 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2024 and for the six months ended June 30, 2025, gives effect to (i) the Merger as if it had been completed on January 1, 2024, the beginning of the Company’s most recently completed fiscal year and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information is prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with the Company treated as the accounting acquirer for the Merger.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Merger had been completed as of the dates set forth above, nor is it indicative of the future results of the Company following the Merger and related transactions. The purchase price allocation relating to the Merger is preliminary and subject to change, as additional information becomes available and as additional analyses are performed. The unaudited pro forma condensed consolidated financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Merger or of any integration costs. The unaudited pro forma condensed consolidated financial information does not purport to project the future operating results or financial position of the Company following the Merger.

2.Reclassifications and Accounting Policy Adjustments

During preparation of the unaudited pro forma condensed consolidated financial information, the Company performed a preliminary analysis to identify differences in the Company’s and CWT’s historical financial statement presentation and significant accounting policies. Based on the initial analysis, certain reclassification adjustments have been made to conform CWT’s historical financial statement presentation to the Company’s historical financial statement presentation. These reclassifications have no effect on previously reported total assets, total liabilities and shareholders’ equity, or net income (loss) of the Company or CWT. Additionally, the Company has identified certain adjustments required to the unaudited pro forma condensed consolidated financial information to conform CWT’s significant accounting policies to the Company’s accounting policies. The accounting policies used in the preparation of the unaudited pro forma condensed consolidated financial information are those set out in the Company’s audited financial statements as of and for the year ended December 31, 2024.

The pro forma financial information may not reflect all reclassifications and accounting policy adjustments necessary to conform CWT’s presentation and additional adjustments may be identified as more information becomes available.

The following reclassification and accounting policy adjustments were made to conform CWT’s presentation and policies to those of the Company’s:

Exhibit 99.3

Unaudited Pro forma Condensed Consolidated Balance Sheet
(a)Represents the reclassification of tax related receivables to prepaid expenses and other current assets.
(b)Represents the reclassification of prepaid expenses to other noncurrent assets.
(c)Represents the reclassification of restricted cash within other current assets to other noncurrent assets.
(d)Represents the reclassification of operating lease right of use assets from other noncurrent assets.
(e)Represents the reclassification of client deposits and tax payables to accrued expenses and other current liabilities.
(f)Represents the reclassification of client incentives payable to other non-current liabilities.
(g)Represents the reclassification of current income taxes payable to accrued expenses and other current liabilities.
(h)Represents the reclassification of accrued payroll and related costs to accrued expenses and other current liabilities.
(i)Represents the reclassification of income tax payables to accrued expenses and other current liabilities.
(j)Represents the reclassification of the current portion of operating lease liabilities from accrued expenses and other current liabilities.
(k)Represents the reclassification of pension liabilities from other non-current liabilities.
(l)Represents the reclassification of long-term operating lease liabilities from other non-current liabilities.
(m)Represents reclassification of certain related party payables from debt to Due to affiliates

Unaudited Pro forma Condensed Consolidated Statement of Operations
(n)Represents netting off of certain expenses against revenue to align to the Company’s accounting policies

3.Calculation of Purchase Consideration and Preliminary Purchase Price Allocation of the Merger

The total purchase consideration of $607 million consisted of the following:

(in $ millions)	Amount
Equity - Issue of GBTG’s Class A common stock	$408
Cash -
Repayment of CWT’s first lien debt, interest thereon and related fees	144
Settlement of certain CWT’s transaction expenses	37
Amounts placed in escrow	15
Contingent consideration	3
Purchase Consideration	$607

At the closing of the Merger, the Company issued 50,357,742 shares (based on the agreed share price of $7.50 per share) of its Class A common stock, par value $0.0001 per share (“Class A common stock”), to CWT’s legacy equityholders, and paid $160.19 to CWT’s legacy equityholders in lieu of fractional shares of Class A common stock. The purchase consideration for shares issued was determined based on the price of shares on the Closing Date of $8.11 per share, amounting to $408 million in aggregate.

Exhibit 99.3
Purchase Price Allocation

The following table reflects the Company’s preliminary estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition:

(in $ millions)	Approximate Fair Value
Cash and cash equivalents	$42
Accounts receivable	242
Prepaid expenses and other current assets	52
Held for sale assets	16
Property and equipment	67
Equity method investments/Investment in unconsolidated affiliates	41
Other intangible assets	310
Operating lease right-of-use assets	21
Other non-current assets	67
Total assets	858
Accounts payable	183
Due to affiliates	15
Accrued expenses and other current liabilities	170
Current portion of operating lease liabilities	9
Current portion of long-term debt	7
Held for sale liabilities	15
Long-term debt	5
Deferred tax liabilities	27
Pension liabilities	23
Long-term operating lease liabilities	14
Other non-current liabilities	82
Total liabilities	550

Net assets acquired	$308

Consideration Transferred	607
Plus: Noncontrolling interest	(1)
Less: Net assets acquired	(308)
Goodwill	$298

The above allocation is preliminary and subject to change during the measurement period as the Company finalizes valuations of intangible assets, certain working capital accounts, leases, pensions, equity-method investments, contingent liabilities, and income tax effects. Goodwill represents the excess of the purchase consideration over the estimated fair value of the underlying net assets acquired. Goodwill will not be amortized but instead will be reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the acquired workforce, expected synergies, and anticipated future growth. Goodwill is not deductible for income tax purposes.

Exhibit 99.3
4.Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(a)Represents cash paid of $196 million that is a component of total purchase consideration of $607 million. Refer to Note 3 above for further details about cash paid.

(b)Represents the net adjustment to the estimated fair value of the capitalized software of CWT. Preliminary property, plant and equipment fair values in the pro forma financial information are provided in the table below. The depreciation expense related to these assets is reflected as a pro forma adjustment in the unaudited pro forma condensed consolidated statement of operations, as further described in Note 5(a).

(in $ millions)	Approximate Fair Value	Estimated Useful Life (in years)
Fair value of software acquired in the Merger	$45	3
Eliminate historical CWT’s software net carrying value	(59)
Adjustment	$(14)

(c)Represents the adjustment for fair value of investment in equity-method investment of CWT.

(d)Represents the preliminary estimate of goodwill based on the preliminary purchase price allocation. Refer to Note 3 for further details.

(e)Represents the net adjustment to intangible assets acquired in the Merger based on the estimated fair value as of the acquisition date. Preliminary identifiable intangible assets in the pro forma financial information are provided in the table below. The amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed consolidated statement of operations, as further described in Note 5(a).

($ in millions)	Approximate Fair Value	Estimated Useful Life (in years)
Customer relationships	$300	15
Trademarks	10	2
Total	310
Eliminate historical CWT intangible assets value	(575)
Adjustment	$(265)

(f)Represents adjustment to deferred tax liabilities as a result of the incremental differences in the book and tax basis created from the preliminary purchase price allocation, primarily resulting from the preliminary fair value of intangible assets, software and equity investments. These estimates are preliminary as adjustments to our deferred taxes could change due to further refinement of our statutory income tax rates used to measure our deferred taxes, changes in judgment regarding realizability of assets, and changes in the estimates of the fair values of assets acquired and liabilities assumed that may occur in conjunction with the closing of the Merger. These changes in estimates could be material.

(g)Represents elimination of accrued CWT transaction expenses settled by GBTG upon closing of the Merger.

(h)Represents the fair value of contingent consideration to be paid to the CWT’s legacy equityholders by the Company.

Exhibit 99.3
(i)Represents the elimination of outstanding principal balances related to CWT’s debt arrangements. Of the total $483 million of CWT's outstanding first lien and second lien debt as of June 30, 2025, the Company paid $144 million for repayment of CWT's first lien debt, interest thereon and related fees at the time of closing the transaction and the remaining debt was equitized by the CWT lenders.

(j)Represents the elimination of CWT’s historical equity.

(k)Represents the estimated fair value of the assets and liabilities, primarily of certain smaller CWT business operations that the Company determined that it would sell within one year of the acquisition of CWT. These met the definition of assets and liabilities held-for-sale and are reported accordingly. Although it is probable that the Company will sell the held-for-sale businesses within a year from the Closing Date, unforeseen events or circumstances in the future could cause this expectation to change. While unlikely, if the probability of disposing of these businesses changes significantly, these businesses may no longer be classified as held-for-sale impacting the presentation as discontinued operations.

(in $ millions)	Approximate Fair Value
Assets
Cash and cash equivalents	$5
Accounts receivable, net	5
Prepaid expenses and other current assets	4
Operating lease right-of-use assets	1
Deferred tax assets	1
Total assets held-for-sale	$16

Liabilities
Accounts payable	$5
Accrued expenses and other current liabilities	7
Deferred tax liabilities	2
Pension liabilities	1
Total liabilities held-for-sale	$15

(l)Represents preliminary estimated transaction expenses incurred by the Company of approximately $11 million following June 30, 2025, inclusive of professional services and other related transaction fees in connection with the Merger. These transaction costs are recorded as general and administrative expenses and a reduction of accumulated deficit. Transaction costs expensed through accumulated deficit are included in the unaudited pro forma condensed consolidated statement of operations.

(m)This adjustment reflects the impact of the remeasurement of the asset retirement obligation (“ARO”) liability. The ARO liability adjustment accounts for the future cash flows required to retire specific assets at the end of their useful lives. The costs associated with the asset retirement are capitalized within the relevant asset category as an offset to the initial recognition of the ARO liability.

Exhibit 99.3
5.Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Operations

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(a)Represents the adjustment to record elimination of CWT’s historical depreciation and amortization expense and recognition of CWT’s new depreciation and amortization expense related to property, plant and equipment and identifiable intangible assets based on estimated fair value as of the acquisition date. The depreciation of property, plant and equipment is calculated based on the estimated fair value of each asset on the acquisition date and the associated remaining useful lives. Amortization expense was calculated based on the estimated fair value of each of the identifiable intangible assets and the periods in which the associated economic benefits are expected to be derived.
The adjustment for the depreciation and amortization expense is as follows:

($ in millions)	For the six months ended June 30, 2025	For the year ended December 31, 2024
Reversal of CWT’s historical depreciation and amortization expense related to software and other intangibles	$(42)	$(110)
Depreciation and amortization on acquired assets	21	42
Total depreciation and amortization adjustment	$(21)	$(68)

(b)Represents the reversal of historical interest expense for certain of CWT’s debt arrangements, including the amortization of debt issuance costs as these were either repaid or not assumed by the Company on CWT’s acquisition.

(c)Represents the tax impact of all pro forma adjustments for the six months ended June 30, 2025, and for the year ended December 31, 2024, calculated using a statutory rate of 21%.

(d)Represents an adjustment to eliminate the operating results related to certain smaller CWT business operations that the Company determined that it would sell within one year of the acquisition of CWT, that met the held-for-sale criteria as of the Closing Date. Results of these business units, if material, will be reflected as discontinued operations in GBTG’s future filings.

($ in millions)	For the six months ended June 30, 2025	For the year ended December 31, 2024
Revenue	$5	$11
Cost of revenue	(5)	(11)
Other income/(loss), net	-	(2)
Loss from discontinued operations, net of tax	-	(2)

(e)Represents acquisition-related transaction costs incurred by the Company of approximately $11 million in connection with the Merger. Please refer to Note 4(l).

(f)Represents the pro forma basic net income (loss) from continuing operations per share attributable to common stock calculated using the historical basic weighted average shares of GBTG’s Class A common stock outstanding, adjusted for additional shares issued to CWT legacy equityholders to consummate the Merger. Pro forma diluted net income (loss) from continuing operations per share attributable to common stock is calculated using the historical diluted weighted average shares of GBTG common stock outstanding, adjusted for the additional shares issued to CWT legacy equityholders.

Exhibit 99.3

(in $ millions)	For the six months ended June 30, 2025	For the year ended December 31, 2024
Numerator:
Net income (loss) from continuing operations attributable to common stock	$81	$(215)
Denominator:
Historical GBTG weighted average shares outstanding (basic)	468,285,384	462,695,229
Shares of GBTG common stock issued to CWT’s legacy equity holders pursuant to the Merger	50,357,742	50,357,742
Pro forma weighted average shares (basic)	518,643,126	513,052,971

Historical GBTG weighted average shares outstanding (diluted)	476,221,182	462,695,229
Shares of GBTG common stock issued to CWT’s legacy equity holders pursuant to the Merger	50,357,742	50,357,742
Pro forma weighted average shares (diluted)	526,578,924	513,052,971
Pro forma net income (loss) from continuing operations per share attributable to common stock:
Basic	$0.16	$(0.42)
Diluted	$0.15	$(0.42)

6.Other Transaction Adjustments

(a)CWT, prior to its acquisition by GBTG, finalized a Business Restructuring. The unaudited pro forma condensed consolidated balance sheet assumes the completion of Business Restructuring on June 30, 2025, whereby the assets and liabilities of the business are excluded from those acquired by the Company on the Closing Date. The unaudited pro forma condensed consolidated balance sheet gives effect to this disposition as if the transaction occurred on June 30, 2025. The unaudited pro forma condensed consolidated statement of operations gives effect to this disposition as if the transaction occurred on January 1, 2024.

(b)CWT, prior to its acquisition by the GBTG, and pursuant to the Business Restructuring, had agreed to reimburse the buyer of the Business Restructuring for certain restructuring costs incurred by such buyer following the consummation of the Business Restructuring. CWT believed it was probable that the entire amount would become payable to the buyer, and accrued a liability towards this contingency on its consolidated balance sheet. The Company, upon the consummation of its acquisition of CWT, assumed this contingent liability at fair value.

(c)Represents the adjustment to record non-recurring acquisition related severance payments which is determined to be a post-combination compensation expense.